UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________

FORM S-8

REGISTRATION STATEMENT
FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: June 15, 2005
___________________________________

PROTOKINETIX, INC.
(Exact name of registrant as specified in its charter)

Nevada	94-3355026
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2005 STOCK INCENTIVE PLAN
(Full Title of Plan)
________________________________________________

Suite 1500 - 885
West Georgia Street
Vancouver B.C. Canada V6C 3E8
(Address of principal executive offices)
________________________________________________

Dr. John Todd
President and Director
Suite 1500 - 885
West Georgia Street
Vancouver B.C. Canada V6C 3E8
(Name and address of agent for service)

(604) 687-9887
(Telephone number, including area code of agent for service)

with a copy to:
Mark L. Baum
The Baum Law Firm
580 2nd Street, Suite 102
Encinitas, California 92024
(760) 230-2300 x205

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee
Common Stock ($.000013 par value)	4,000,000	$.97	$3,880,000	$470.80
(1)

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.97 (rounded to the nearest penny) as of a specified date within 5 business days prior to the date of filing the registration statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Information required by Part I will be sent or given to employees or consultants as specified by Rule 428(b)(1)(§230.428(b)(1)). Pursuant to Rule 424 (§230.424), these documents need not be filed with the Commission. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information

Any and all documents incorporated by reference herein, shall be made available to employees and consultants and other participants in the Plan, without charge, by contacting, in writing, the Registrant's counsel, Mark L. Baum of The Baum Law Firm, at 580 2nd Street, Suite 102, Encinitas, California 92024.

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8. Such information is hereby incorporated herein by reference.

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates it's:

•	Form 10-KSB filed with the Commission on April 15, 2005
•	Form 10-SB12(g) filed with the Commission in June 22, 2001
•	Form 10-QSB filed with the Commission on May 13, 2005
•	Form 8-K filed with the Commission on May 17, 2005
•	Amended Form 8-K filed with the Commission on May 17, 2005

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

Item 4. Description of Securities

Securities are registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

From time to time and when legally permissible, the Registrant compensates it's legal counsel Mark L. Baum of The Baum Law Firm with shares registered under it's Plan.

Item 6. Indemnification of Directors and Officers

Nevada Revised Statutes 78.751 and 78.752 (the Statutes) provide that a corporation may indemnify its present or former directors, officers, employees, agents and other persons in accordance with the procedure contained in the Statutes.

Article V of the Company’s By-Laws provides the corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation’s request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit Number	Description
5.1	Opinion of Mark L. Baum, Esq. regarding legality of the securities registered hereunder
23.1	Consent of Peterson Sullivan PLLC, Certified Public Accountants
23.2	Consent of Counsel (included as part of Exhibit 5.1)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining a liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on June 15, 2005.

ProtoKinetix, Inc.

By: /s/ Dr. John Todd
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.